Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Aegis Assessments, Inc.:

We consent to the incorporation by reference in the registration statements of Aegis Assessments, Inc. on Form S-8 (File No. 333-108487) filed as of September 4, 2003 and Form S-8 (File No. 333-104658) filed as of April 22, 2003, of our report dated November 2, 2005, on the balance sheet of Aegis Assessments, Inc., as of July 31, 2005 and the related statements of operations, stockholders' deficit and cash flows for the year ended July 31, 2005, which report appears in Aegis Assessment's Annual Report on Form 10-KSB.

/s/ Mantyla McReynolds

Salt Lake City, Utah
November 14, 2005